May 6, 1998




Board of Directors
HCB Bancshares, Inc.
237 Jackson Street
Camden, Arkansas  71701-3941

      Re: HCB Bancshares, Inc. Management Recognition Plan and
          HCB Bancshares, Inc. 1998 Stock Option Plan
          Registration Statement on Form S-8

Dear Board Members:

      We have acted as special counsel to HCB Bancshares, Inc., an Oklahoma corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, relating to 370,300 shares of common stock, par value $.01 per share (the "Common Stock") of the Company which may be issued pursuant to the HCB Bancshares, Inc. Management Recognition Plan and the HCB Bancshares, Inc. 1998 Stock Option Plan (together, the "Plans"), all as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

      We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to and in accordance with the terms of the Plans will be legally issued, fully paid, and nonassessable.

      We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 and to references to our firm included under the caption "Legal
Opinion" in the Prospectuses which are part of the Registration
Statement.

                          Very truly yours,

                          Housley Kantarian & Bronstein, P.C.



                          By: /s/ J. Mark Poerio
                              --------------------------------
                              J. Mark Poerio, Esquire